Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PLASMATECH BIOPHARMACEUTICALS, INC.", CHANGING ITS NAME FROM "PLASMATECH BIOPHARMACEUTICALS, INC." TO "ABEONA THERAPEUTICS INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JUNE, A.D. 2015, AT 8 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


SECRETARY OF STATE
DELAWARE

Jeffrey W. Bullock, Secretary of State

2200172 8100

AUTHENTICATION: 2481459

150943768

DATE: 06-19-15

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:45 AM 06/19/2015
FILED 08:00 AM 06/19/2015
SRV 150943768 - 2200172 FILE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

PLASMATECH BIOPHARMACEUTICALS, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (the "DGCL"), the undersigned corporation hereby certifies as follows:

1. That the name of the corporation is PlasmaTech Biopharmaceuticals, Inc. (the "Corporation"), and that the Corporation was originally incorporated pursuant to the DGCL on June 22, 1989.

2. That Article First of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

"FIRST: The name of the corporation is:

Abeona Therapeutics Inc."

3. That the amendment to the Corporation's Certificate of Incorporation herein certified was duly adopted by this Corporation's Board of Directors in accordance with the applicable provisions of Section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 19th day of June, 2015.

By: /s/Stephen B. Thompson
Name: Stephen B. Thompson
Title: Vice President Finance